UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 16, 2007

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2007, the Compensation and Incentives Committee of the Board of Directors of Denny's Corporation (the "Company" or “Denny’s”) approved and adopted the Denny's 2007 Corporate Incentive Program (the "2007 Incentive Program"), an incentive compensation arrangement for substantially all of Denny's, Inc. employees, including the executive officers of the Company. Under the 2007 Incentive Program, which is offered pursuant to the Denny's Corporation 2004 Omnibus Incentive Compensation Plan (the "Denny's 2004 Omnibus Plan"), a participant is eligible to earn a target bonus award ("Target Award") equal to a percentage of his or her base salary, depending on the group classification assigned to such participant. For the executive officers, the Target Awards range from 65% of base salary for executive and senior vice presidents to 100% of base salary for the chief executive officer.

Target Awards are earned by participants based on the achievement of certain pre-established quarterly and annual performance goals, and the amount of actual bonus earned may range from 50% of the Target Award, if certain threshold goals are met, to 100% of the Target Award, if all targeted goals are met. Performance goals are based on the following five (5) performance categories: (i) Company same store sales; (ii) franchise same store sales; (iii) adjusted income before taxes; (iv) free cash flow (cash generated from routine operations that is available to pay down debt); and (v) department objectives.

In addition, participants in the 2007 Incentive Program are eligible to share in an Over-Performance Payout ("OP Payout"), which is a bonus pool that will be created if Denny's exceeds targeted Adjusted Income Before Taxes and/or Free Cash Flow for the year. Each participant will receive a pro rata percentage of any OP Payout pool based upon a participant's individual performance rating and Target Award level, not to exceed 100% of the participant’s Target Award otherwise earned for the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: February 16, 2007	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Growth Initiatives and
Chief Financial Officer